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Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Bookham Technology, plc pertaining to the registration of employee stock options issued under the New Focus, Inc. 1990 Incentive Stock Plan, as amended, the New Focus, Inc. 1998 Stock Plan, the New Focus, Inc. 1999 Stock Plan, the New Focus, Inc. 2000 Director Stock Option Plan, as amended the New Focus, Inc. 2000 Stock Plan, as amended, of our report dated March 14, 2001, relating to the financial statement of Bookham Technology plc, which appears in this Annual Report on Form 20-F/A. We also consent to the reference to us under the heading "Selected Consolidated Financial Data" which appears in this Form 20-F/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
West London, England

March 5, 2004

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Consent of Independent Accountants